                                                                      (d)(20)


                        INVESTMENT SUB-ADVISORY AGREEMENT


                  This Investment Sub-Advisory Agreement is made as of the __________ day of _______________, 1999 by and between VANTAGEPOINT INVESTMENT ADVISERS, LLC, a Delaware limited liability company (hereafter "Client"), and AVATAR INVESTORS ASSOCIATES CORP. at 900 Third Avenue New York, New York (hereafter "Adviser") and is effective as of March 1, 1999 (the "Effective Date").

                  WHEREAS, the Vantagepoint Funds (the "Funds") is a Delaware Business Trust registered as an open-end management investment company under the Investment Company Act of 1940;

                  WHEREAS, Client is party to an Investment Adviser Agreement with the Funds for management of the investment operations of the Funds including the establishment and operation of investment portfolios for the Funds and the entering into of contracts with sub-advisers to assist in managing the investment of the Funds property;

                  WHEREAS, Client and Adviser wish to enter into an agreement pursuant to which Adviser will provide such assistance to Client.

                                   AGREEMENTS:

                  In consideration of the performance by the Adviser as Investment Adviser of certain assets held by the Funds, the Client has authorized the Adviser to manage the securities and other assets as follows:


1.                ACCOUNT

                  The account with respect to which the Adviser shall perform its services shall consist of those assets of the Funds which the Client determines to assign to an account with the Adviser, together with all income earned by those assets and all realized and unrealized capital appreciation related to those assets (hereafter "Account"). From time to time, the Client may, upon notice to the Adviser, make additions to the Account and may, upon notice to the Adviser, make withdrawals from the Account.


2.                APPOINTMENT STATUS, POWERS OF ADVISER

                  (a) Purchase and Sale. Client hereby appoints Adviser to manage the Account on the terms and conditions set forth in this Agreement. Subject to the restrictions set forth in this Agreement, and acting always in conformity with the Investment Policies provided in Paragraph 4, Adviser shall supervise and direct investment of the Account. Client hereby grants the Adviser complete, unlimited and unrestricted discretion and authority to select portfolio securities with respect to the

Account including the power to acquire (by purchase, exchange, subscription or otherwise), to hold and dispose (by sale, exchange or otherwise). The Adviser will consult with Client, upon the request of the Client, concerning any transactions it makes with respect to the investment of the Account.

                  (b) Limitation on Authority. Except as expressly authorized herein or hereafter from time to time, Adviser shall for all purposes be deemed an independent contractor and shall have no authority to act for or to represent the Client or the Funds in any way or otherwise to be an agent of the Client or the Funds.

                  (c) Voting. Unless otherwise instructed by Client, Adviser shall have discretion to take any action or render any advice with respect to the voting of shares or the execution of proxies solicited from time to time by or with respect to, the issuers of securities held in the Account. Adviser will report annually to Client regarding such voting.

                  (d) Key Personnel. Adviser agrees that the following key personnel have primary responsibility with respect to the investment management of the Account. If the(se) individual(s) is unable to devote sufficient time to maintain primary responsibility of the Account, the Adviser must give Client written advance notice, or prompt notice within three (3) business days, of the name of the person designated by the Adviser to replace or supplement the individual(s). In addition, the Adviser will give Client prompt written notice of the replacement of any employee of the Adviser who has direct supervisory responsibility for the key personnel or who has responsibility for setting investment policy.

         Key Personnel:    Edward S. Babbitt, Jr.
                           Ted Theodore
                           Charles M. White


3.                ACCEPTANCE OF APPOINTMENT

                  Adviser accepts the appointment as an investment adviser and agrees to use its best efforts and professional judgment to make timely investment transactions for the Client with respect to the investments of the Account, and to provide the other services required of the Adviser under the provisions of this Agreement.

4.                INVESTMENT POLICIES

                  (a) Investment Objectives. The Adviser will adhere to the investment objectives, guidelines, restrictions, and liquidity requirements of the Funds as specified by the Client on SCHEDULE A hereto, and as restated or modified from time to time by the Client in written notice to the Adviser.

                  (b) Funds' Agreement and Declaration of Trust. The Adviser will adhere to all specific provisions established in the Funds' Agreement and Declaration of Trust and Registration Statement as filed with the Securities and Exchange Commission on Form N-1A ("Registration Statement), both of which are hereby incorporated by reference and made a part of this Agreement. The Client shall give written notice to the Adviser of any amendments to the Agreement and Declaration of Trust or Registration Statement, which amendments, upon their receipt by the Adviser, shall be binding on the Adviser.

                  (c) Investment Adviser Guidelines. The Adviser shall act in accordance with the specific statement of Investment Adviser Guidelines, SCHEDULE B, as restated or modified from time to time by the Client in written notice to the Adviser. The Client retains the right, on written notice to the Adviser, to modify any such objectives, guidelines, restrictions, and liquidity requirements in any manner at any time.

                  (d) Conflict in Policies. If a conflict in policies or guidelines referenced herein occurs, the Registration Statement shall govern for purposes of this Agreement.


5.                CUSTODY, DELIVERY, RECEIPT OF SECURITIES

                  (a) Custody Responsibilities. The Client shall designate one or more custodians to hold the Account. The Custodian, as designated by the Client will be responsible for the custody, receipt and delivery of securities and other assets of the Funds (including the Account), and the Adviser shall have no authority, responsibility or obligation with respect to the custody, receipt or delivery of securities or other assets of the Funds (including the Account). In the event that any cash or securities of the Funds are delivered to the Adviser, it will promptly deliver the same over to the Custodian, in the name of the Funds.

                  (b) Securities Transactions. All securities transactions for the Account will be consummated by payment to or delivery by the Funds of cash or securities due to or from the Account. The Adviser will notify the Custodian of all orders to brokers for the Account by 9:00 am EST on the day following the trade date and will affirm the trade within one (1) business day after the trade date (T+1).

                  (c) Tri-Party Agreement. The Adviser is authorized to enter into Tri-Party Repurchase Agreements and sign the standard PSA tri-party agreement (the "Tri-Party Agreement") on behalf of the Client and the subcustodian thereunder is authorized to act as a subcustodian for the Account's assets involved in any tri-party repurchase agreement pursuant to such Tri-Party Agreement.


6.                RECORD KEEPING AND REPORTING

                  (a) Records. Adviser will maintain proper and complete records relating to the furnishing of services under this Agreement, including records with respect to the acquisition, holding and disposition of securities for Client. All records maintained pursuant to this Agreement shall be subject to examination by Client and by persons authorized by it at all times upon reasonable notice. Except as expressly authorized in this Agreement or as required by applicable law, regulation or order of court or as directed by other party in writing, Adviser and Client shall keep confidential the records and other information obtained by reason of this Agreement (including, with respect to Client, the investment information and transactions executed by Adviser). Upon termination of this Agreement, Adviser shall promptly, upon demand, return to Client all records Client reasonably believes are necessary in order to discharge its responsibilities to the Funds. Adviser shall be entitled to retain originals or copies of records pursuant to the requirements of applicable laws or regulations.

                  (b) Quarterly Valuation Reports. Adviser shall use best efforts to provide to the Client within TEN (10) business days after the end of each calendar quarter a statement of the fair market value of the Account as of the close of such quarter together with an itemized list of the assets in the Account.

                  (c) Valuation Methodology. For purposes of this Agreement, fair market value shall mean, as of a particular date, the value of the Account, plus income accrued thereon less the liabilities related to the assets in the Account. Adviser shall reconcile security and cash positions , and market values, and report discrepancies to the Client.

                  (d) Loss Reimbursement. Adviser shall reimburse the Account for any loss caused by Adviser's actions that cause delay in the accurate daily pricing of the Fund(s), it being understood that Adviser shall not be responsible for such daily pricing.

                  (e) Monthly Reports. Adviser shall provide the Client an itemized report as to the securities in the account, the fair market value thereof and the accrued income thereon within FOUR (4) business days after the end of each Calendar Month. The Adviser shall also use best efforts to provide, in writing, preliminary performance numbers and a brief explanation of these results within FIVE (5) business days after the end of each Calendar Month. The requested format will be as mutually agreed by Adviser and Client. For purposes of this Agreement, fair market value shall mean, as of a particular date, the value of the Account plus income accrued thereon less the liabilities related to the assets in the Account.

                  (f) Reports on Request. Adviser shall provide to Client promptly upon request any information available in the records maintained by Adviser relating to the Account.


7.                PURCHASE AND SALE OF SECURITIES

                  (a) Selection of Brokers. Except to the extent otherwise instructed by Client, (it being understood that Client may, in its absolute discretion, direct portfolio transactions for which Adviser is responsible to any broker that Client may see fit), Adviser shall place all orders for the purchase and sale of securities on behalf of the Client with brokers or dealers selected by Adviser, but not with a person affiliated with Adviser, as the term "affiliated person" is defined in the Investment Company Act of 1940 (hereafter an "Affiliate").

                        (b) Best Execution. In placing such orders, the Adviser will give primary consideration to obtaining the most favorable price and efficient execution. In evaluating the terms available for executing particular transactions for Client and in selecting brokers and dealers to execute such transactions, the Adviser may consider, in addition to commission cost and execution capabilities, the financial stability and reputation of brokers and dealers and the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided by brokers and dealers. Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if Adviser determines that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer in discharging responsibilities with respect to the Account.

                  (c) Bunching Orders. Client agrees that Adviser may aggregate sales and purchase orders of Account with similar orders being made simultaneously for other accounts managed by Adviser, if in Adviser's reasonable judgment such aggregation shall result in an overall economic benefit to the Account taking into consideration the advantageous selling or purchase price, brokerage commission and other expenses. Client acknowledges that the determination of such economic benefit to Client by Adviser represents Adviser's evaluation that client is benefited by relatively better purchase or sales prices, lower commission expenses and beneficial timing of transactions or a combination of these and other factors.

8.                INVESTMENT FEES

                  (a) Fee Schedule. The compensation of the Adviser for its services under this Agreement shall be calculated and paid by the Client from the assets of the Account in accordance with SCHEDULE C hereto. The Adviser shall send a written invoice to the Client within 30 days of the quarter end and shall be duly compensated from the assets of the Account.

                  (b) Fee Computation. The Adviser's fee shall be calculated as set forth in SCHEDULE C.

                  (c) Fee Amendment. Fee rates may be changed from time to time by agreement between the Client and the Adviser; provided, however, that no increase in such rates shall be made during the first calendar year of this Agreement.

                  (d) Pro Rata Fee. If the Adviser should serve for less than the whole of any calendar quarter, its compensation shall be determined as provided above on the basis of the ending market value of the Account in the month in which the termination occurs and shall be payable on a pro rata basis for the period of the calendar quarter for which it has served as Adviser hereunder.

9.                BEST EFFORTS; NON-EXCLUSIVITY OF SERVICES

                  The Adviser shall devote its best efforts and such time as it deems necessary to provide prompt and expert service to the Client. The services of Adviser to be provided to Client hereunder are not to be deemed exclusive and Adviser shall be free to provide similar services for its own account and the accounts of other persons and to receive compensation for such services. Client acknowledges that Adviser and its members, Affiliates and employees, and Adviser's other clients may at any time, have, acquire, increase, decrease, or dispose of positions in the same investments which are at the same time being held, acquired for or disposed of under this Agreement for the Client. Adviser shall have no obligation to acquire or dispose of a position in any investment pursuant to this Agreement simply because Adviser, its directors, members, Affiliates or employees invest in such a position for its or their own accounts or for the account of another client.

10.               INSIDER TRADING POLICIES AND CODE OF ETHICS

                  Adviser hereby represents that it has adopted policies that meet the requirements of Rule 17j-1 under the Investment Company Act of 1940. Copies of such policies shall be delivered to the Client, and any violation of such policies by personnel of the Adviser shall be reported to the Client.
11.               INSURANCE

                  At all times during the term of this Agreement, Adviser shall maintain, at its own cost and expense, professional liability insurance for errors, omissions, and negligent acts, in an amount and with such terms as are standard in the financial services industry for an investment adviser managing the amount of aggregate assets managed by Adviser for Client and for the Adviser's other clients.

12.               LIABILITY

                  Adviser shall not be liable to Client for honest mistakes of judgment or for action or inaction taken in good faith for a purpose that the Adviser reasonably believes to be in the best interests of the Client. Adviser shall be liable to Client for any liability, damages or expenses of Client arising out of the negligence, malfeasance or violation of applicable law by Adviser or any of its officers, employees or Affiliates in providing management under this Agreement. However, neither this provision nor any other provision of this Agreement shall constitute a waiver or limitation of any rights which Client may have under federal or state securities laws.

13.               TERM

                  This Agreement shall be in effect for an initial term of two years beginning on the Effective Date. This Agreement may be renewed thereafter for successive one-year periods if such renewal is approved annually by the majority of those members of the Funds' Board of Directors who are not "interested persons" as that term is defined in the Investment Company Act of 1940.

14.               TERMINATION

                  This Agreement may be terminated by either party hereto, without the payment of any penalty, immediately upon notice to the other in the event of a breach of any provision thereof by the party so notified, or otherwise by Adviser upon sixty (60) days' written notice to the Client or by Client upon 30 days' written notice to Adviser, except that this Agreement shall automatically terminate in the event of its assignment, as provided in Paragraph 19, at the discretion of the Client in the event of Adviser's ownership change as provided in Paragraph 19, or upon the termination of the Funds. Any termination in accordance with the terms of this Agreement shall not cause the payment of any penalty. Any such termination shall not affect the status, obligations or liabilities of any party hereto to the other.

15.               REPRESENTATIONS

                  (a) Adviser hereby confirms to Client that Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, that it has full power and authority to enter into and perform fully the terms of this Agreement and that the execution of this Agreement on behalf of Adviser has been duly authorized and, upon execution and delivery, this Agreement will be binding upon Adviser in accordance with its terms.

                  (b) Client hereby confirms to Adviser that it has full power and authority to enter into this Agreement and that the execution of this Agreement on behalf of Client has been fully authorized and, upon execution and delivery, this Agreement will be binding upon Client in accordance with its terms.

16.               RECIPROCAL  INDEMNIFICATION

                  Client and Adviser each agree to indemnify and hold harmless the other and each of its officers, directors and employees against any and all losses, claims, damages, liabilities, or litigation (including reasonable attorney fees and other expenses) to which the indemnified party becomes subject, insofar as such matters arise out of, or are based upon, any material breach of this Agreement by the indemnifying party.

17.               NOTICES

                  Notices or other notifications given or sent under or pursuant to this Agreement shall be in writing and be deemed to have been given or sent if delivered to the party at its address listed below in person or by telex or telecopy receipt of which is confirmed or by mail or by registered mail, return receipt requested. The addresses of the parties are:

                                    CLIENT:
                                    Vantagepoint Investment Advisers, LLC
                                    Attention: Legal Department
                                    c/o ICMA Retirement Corporation
                                    777 North Capitol Street, NE, Ste. 600
                                    Washington, D.C. 20002-4240

                                    ADVISER:
                                    AVATAR Associates
                                    Attention:  Charles M. White
                                    900 Third Avenue
                                    New York, New York 10022

                  Each party may change its address by giving notice as herein required.

18.               SOLE INSTRUMENT

                  This instrument constitutes the sole and only agreement of the parties to it relating to its object and correctly sets forth the rights, duties, and obligations of each party to the other as of its date. Any prior agreements, promises, negotiations or representations not expressly set forth in this Agreement are of no force or effect.

19.               WAIVER OR MODIFICATION

                  No waiver or modification of this Agreement shall be effective unless reduced to a written document signed by the party to be charged. No failure to exercise and no delay in exercising, on the part of any party hereto, of any right, remedy, power or privilege hereunder, shall operate as a waiver thereof. Only the Chief Executive Officer, has authority on behalf of Client to modify or waive any of the provisions of the Agreement.

20.               ASSIGNMENT AND OWNERSHIP CHANGE

                  This Agreement shall automatically terminate in the event of its assignment. Adviser agrees to provide immediate written notice in the event of an ownership change. Such an ownership change will entitle, but not require, the Client to terminate the Agreement immediately or upon notice.

21.               COUNTERPARTS

                  This Agreement may be executed in counterparts each of which shall be deemed to be an original and all of which, taken together, shall be deemed to constitute one and the same instrument.

22.               CHOICE OF LAW

                  This Agreement shall be governed by, and the rights of the parties arising hereunder construed in accordance with, the laws of the State of Delaware without reference to principles of conflict of laws.

23.               YEAR 2000 WARRANTY

                  Adviser warrants that it has taken all reasonable actions to ensure that all software or other information technology product used by Adviser or by Adviser's vendors, subcontractors, or agents, that is to be used in the performance of Adviser's obligations under this Agreement, is designed to be used prior to, during, and after the calendar year 2000 A.D., including without limitation making reasonable inquiries of its vendors and suppliers in order to ensure that said software or other information technology product will operate during such time period without error relating to date data, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than one century.

IN WITNESS WHEREOF, THE PARTIES HERETO EXECUTE THIS AGREEMENT ON
March 1, 1999, and make it effective on the date set forth.


CLIENT                                      ADVISER
Vantagepoint                                AVATAR Investors Associates Corp.
Investment Advisers, LLC.

by:                                         by:

/s/ GIRARD MILLER
---------------------------                 --------------------------------
(signature)                                 (signature)


President
---------------------------                 --------------------------------
(name, title)                               (name, title)


Date:                                       Date:

                      ADDENDUM DATED March 1, 1999 TO THE
                INVESTMENT ADVISORY AGREEMENT DATED _____________



This addendum modifies and forms a part of the Investment Advisory Agreement (the "Agreement") dated March 1 1999, between Vantagepoint Investment Advisers, LLC, a Delaware corporation ("Client"), and Avatar Investor Associates Corp. ("Adviser"), relating to the Vantagepoint Funds ("VF").

All terms used in this Addendum have the same meaning given to them in the Agreement unless specifically noted otherwise.

1. The assets of the Account to be managed by the Adviser under the Agreement and this Addendum are assets of the Asset Allocation Fund (the "Fund") a portfolio of VF. For purposes of Section 8 (Fees) and Schedule C, all payments due to Adviser shall be solely made from the assets of the Fund.

2. All references in the Agreement and this Addendum to the Investment Policies to be followed by Adviser in managing the assets of the Fund are hereby deemed to include the Investment Policies set forth in the Agreement and any Schedules to the Agreement, as well as the Fund's current prospectus and statement of additional information as on file with the Securities and Exchange Commission.

3. The activities of the Client and the Adviser in managing the assets of the Fund pursuant to the Agreement and this Addendum shall in all instances be conducted subject to the supervision and direction of the Board of Directors of VF.

4. For purposes of Sections 8 (Fees), 12 (Liability), 13 (Term), 14 (Termination), 15 (Representation), 17 (Notices), 19 (Waiver or Modification), 20 (Assignment and Ownership Change), and 23 (Year 2000 Warranty) of the Agreement, as well as for purposes of Schedule C of the Agreement, VF is hereby made a party to the Agreement and shall be entitled to all notices, protections and rights set forth in those Sections and in Schedule C to which Client is entitled.

5. For purposes of the Agreement and this Addendum, Client and Adviser hereby agree to maintain all books and records relating to VF that are required to be maintained in accordance with good practice, applicable federal and state securities laws, including the Investment Company Act of 1940 and or the Investment Advisers Act of 1940, and such reasonable instructions as shall be provided to Adviser by Client from time to time.

6. Adviser shall furnish Client and the Board of Directors of VF such periodic and special reports and information as either of them may request, including such information as shall be reasonably necessary to evaluate the terms of any advisory agreement between Client and Adviser with respect to assets of VF.

7. For purposes of the Agreement and this Addendum, the value of the assets of the Fund managed by Adviser shall be calculated in accordance with the procedures for determining net asset value per share ("NAV") set forth in the Fund's prospectus and statement of additional information.

8. Section 6 is hereby amended as follows:

   a. 6(a) is amended beginning on line 8 and ending on line 9 by deleting the parentheses and all language with in the parentheses;
   b. 6(b) is deleted in its entirety;
   c. 6(c) is redesignated 6(b) Reconciliations, the first sentence is deleted;
   d. 6(d) is changed to 6(c); and
   e. 6(e) is deleted and 6(f) is changed to 6(d).

9. Section 8, Investment Fees, is amended by deleting 8(b) and 8(c) in their entirety and by redesignating 8(d) as 8(b).

10.Section 15, Representations, is amended by the insertion of 15(c) below:

       "(c) Adviser hereby acknowledges that VF is registered as an open end investment company under the Investment Company Act of 1940 and is subject to taxation as a regulated investment company under the Internal Revenue Code; Adviser hereby represents that it is familiar with the requirements of such laws and the rules and regulations thereunder as they apply to VF and has systems and procedures in place reasonably designed to permit Adviser, Client, and VF to comply with such requirement."

                                   SCHEDULE A
                             THE VANTAGEPOINT FUNDS

                              ASSET ALLOCATION FUND

                        STATEMENT OF INVESTMENT POLICIES


These Investment Policies and Guidelines have been adopted by the Vantagepoint Funds (the "Funds") to govern the management and administration of the Asset Allocation Fund by Vantagepoint Investment Advisers, LLC ("VIA"). They may be reviewed and revised at the discretion of the Directors of the Vantagepoint Funds (the "Directors"). VIA is responsible for the monitoring and appointment of subadvisers to handle the day-to-day investment of assets assigned to them.

I.       GENERAL DESCRIPTION AND GOALS

         The Asset Allocation Fund seeks to maximize total return relative to risk by varying the portfolio's exposure to common stocks, bonds and money market instruments.

II.      STRUCTURE

         The assets of the Asset Allocation Fund shall be managed by two or more subadvisers. The subadvisers may be retained to manage separate accounts under discretionary investment advisory contracts. Each subadviser will be selected for its individual investment management expertise and each will operate independently of the others. Each subadviser must either be registered with the Securities and Exchange Commission (SEC) under the Investment Advisers Act of 1940 or a Bank, Insurance Company or Trust Company exempt as such from registration.

         Each subadviser shall exercise complete management discretion over assets of the Fund allocated to its account in a manner consistent with these Investment Policies and Guidelines and with such further investment limitations and conditions as may be recommended by VIA and approved by the Directors. Subadvisers will be obligated to manage Fund assets as if they were subject to the fiduciary duty of care that applies under the Employee Retirement Income Security Act of 1974 (ERISA) governing pension and profit sharing assets.

III.     INVESTMENT STRATEGY

         VIA will integrate the activities of the Fund's subadvisers to create a framework in which overall Fund exposure to stocks, bonds, and cash will be varied in response to changes in criteria including:

         - Long-term expected returns
         - Historical valuation levels
         - Monetary, economic, and other indicators that can be quantified and measured over long periods of time.

         Subadvisers seek to add value by taking advantage of the changes in relative value and risk among asset classes. Allocation among asset classes may change dramatically over time. Allocation among asset classes are often implemented by using futures contracts. Portfolio management of assets representing each asset class may be active or passive.

IV.      PERFORMANCE BENCHMARKS

         Performance benchmarks will be established for the Fund. These benchmarks will be recommended by VIA and adopted by the Directors and will be reviewed and revised as appropriate from time to time. The current performance benchmarks for the Fund are appended to this document as Exhibit I.

V.       DIRECTOR REVIEW

         VIA will report periodically to the Directors on performance of the Fund against benchmarks and on subadviser results and will evaluate for the Directors the overall performance of the Fund relative to its objectives. The Directors will consider such reports and other relevant factors in appraising the investment objectives and performance of the Fund.

INVESTMENT GUIDELINES

I.       ELIGIBLE INVESTMENTS

         A. EQUITY SECURITIES: U.S. common stock, preferred stock, common stock equivalents (units of beneficial interest), American Depository Receipts, convertible preferred stocks, warrants, and other rights.

         B.       CASH/CASH EQUIVALENTS:  Money market instruments.

         C.       FIXED INCOME:  U.S. Treasury notes and bonds.

         D. FINANCIAL FUTURES: S&P 500 Index futures contracts and U.S. Treasury note and bond futures contracts.

         E ELIGIBLE PRACTICES: There are no restrictions on subadvisers as to the following:

                      -  Portfolio turnover.

                      -  Realized gains and losses.

         F.       ELIGIBLE INVESTMENT LIMITS

                                                          MINIMUM                 NORMAL             MAXIMUM
                                                          -------                 ------             -------
                                                                                  RANGE
                                                                                  ------
                  Equity securities                            0%                 45-80%              100%
                  Cash and cash equivalents                    0%                  5-40%              100%
                  Fixed income                                 0%                 15-30%               50%


II.      PROHIBITED PRACTICES AND SECURITIES

         A. Short sales; however, the use of S&P 500 Index futures contracts and U.S. Treasury note and bond futures contracts to offset existing exposures is permitted.

         B.  Options.

         C. Commodities except for financial futures. Financial futures may be used to vary asset class exposure but may not be used to obtain market leverage or for any other purpose.

         D.  Securities for which there is no established trading market.

         E.  Foreign securities unless listed and traded in the U.S.

         F. Margin purchases and other forms of borrowing; granting of pledges or other security interests in assets of the Fund,

         G. Securities issued by the subadvisers of the Fund or their affiliates (except as provided in Section 2(a) of the Investment Advisory Agreement).

         H.  General partner interests.

         I. Direct investments in oil, gas, or other mineral exploration or development programs.

         J. Direct investments in real estate or interests in real estate; this does not preclude investment in purchases of securities of real estate investment trusts and other companies holding real estate or interests in real estate.

         K. Commingled funds; this does not preclude investment in mutual funds up to 10% of the Fund's market value at the time of purchase.

         L. Acquisition of securities that would cause exposure to non-equity holdings to exceed 35% of the Fund's market value at the time of purchase.

         M. Acquisition of securities that would cause exposure to a single industry to exceed 25% of the Fund's market value at the time of purchase.

         N. In the absence of prior consent of VIA, acquisition of securities of an issuer that would cause more than 5% of the Fund to be invested in such securities.

         O. In the absence of prior consent of VIA, acquisition of more than 5% of the outstanding shares of any class of equity securities.


III.     SECURITIES AND PRACTICES NOT OTHERWISE MENTIONED

         Any securities or practices not enumerated in Section I or Section II of these Investment Guidelines may be acquired or employed, as the case may be, but only if explicitly approved in advance by VIA.


IV.      SECURITIES LENDING

         Nothing herein shall prevent loans of securities in the Asset Allocation Fund pursuant to an established securities lending program conducted by the Fund's custodian.

                                    EXHIBIT I
                                     TO THE
               STATEMENT OF INVESTMENT POLICIES AND GUIDELINES OF
                            THE ASSET ALLOCATION FUND

                                  MARCH 1, 1999


The following standards will be used to measure the performance of the Asset Allocation Fund:


A.       BENCHMARKS

         1. The performance benchmark for the Fund is a composite index consisting of a 65% allocation to the STANDARD & POOR'S 500 INDEX, a 25% allocation to the LEHMAN LONG-TERM TREASURY INDEX and a 10% allocation to the 91-DAY TREASURY BILL. This benchmark will be used to measure the Fund's performance net of subadviser fees.

         2. A peer group benchmark for the Asset Allocation Fund will consist of mutual funds with characteristics similar to those of the Asset Allocation Fund. The peer group will be used to measure the Fund's performance relative to other funds with a similar investment approach. The peer group benchmark will measure Fund performance net of all fees and expenses except for the plan administration fee.

         3. The Lipper Flexible Portfolio Index, selected by Lipper Analytical Services, will serve as the performance benchmark for participant returns, net of all fees and expenses. In assessing performance against this benchmark, it will be taken into consideration that Lipper Analytical Services may change the composition of the Index.


B.       TIME HORIZON

         The time horizon for performance measurement will be one, three, and five years.

         One Year:
         Performance relative to any benchmark established for the Fund will vary over one-year periods; such variance over short time periods is expected and acceptable. However, if such variance is determined to be caused by systemic issues, action may be appropriate.

         Three and Five Years:
         Performance of the Fund should track market and universe benchmarks more closely as the evaluation period lengthens. The ideal performance objective for the Asset Allocation Fund is to exceed the returns of all relevant benchmarks; however, shortfalls over various time periods should be expected in some cases. Under-performance against a single benchmark over an extended period may be acceptable, particularly if other benchmarks have been exceeded.


C.       INVESTMENT CHARACTERISTICS

         The investment characteristics of the Asset Allocation Fund will depend upon subadviser asset allocation, which is intended to maximize risk-adjusted returns.

                                   SCHEDULE B
                      VANTAGEPOINT INVESTMENT ADVISERS, LLC

                              ASSET ALLOCATION FUND

                              INVESTMENT GUIDELINES
                                       FOR

                                AVATAR ASSOCIATES

                                  MARCH 1, 1999


Avatar Associates seeks to maximize risk-adjusted total return by shifting assets between stocks and cash. Its strategy is based on a disciplined quantitative framework incorporating economic, monetary, and market momentum factors. At any given time, all or none of the assets may be allocated to either stocks or cash, though shifts more typically occur in varied increments and may occur frequently.

I.       ELIGIBLE INVESTMENTS

         A. EQUITY SECURITIES: Units of a portfolio designated by VIA that fully replicates the S&P 500 Index.

         B. CASH/CASH EQUIVALENTS: U.S. Treasury obligations with maturity less than one year; money market portfolio designated by VIA; short term accounts or securities managed by the custodian institution.

         C.  FINANCIAL FUTURES:  Standard & Poor's 500 Index futures.

         D.  ELIGIBLE INVESTMENT LIMITS:


                                                          MINIMUM                 NORMAL             MAXIMUM
                                                          -------                 ------             -------
                                                                                  RANGE
                                                                                  -----
                  Equity securities                            0%                 50-90%              100%
                  Cash and cash equivalents                    0%                 10-50%              100%
                  Fixed income                                 0%                     0%                0%

II.      PROHIBITED PRACTICES AND SECURITIES

         A. Short sales; however, the use of S&P 500 Index futures contracts to offset existing exposures is permitted.

         B.  Options.

         C. Commodities except financial futures. Financial futures will be used to vary asset class exposure but may not be used to obtain market leverage or for any other purpose.

         D.  Securities for which there is no established trading market.

         E.  Foreign securities unless listed and traded in the U.S.

         F. Margin purchases and other forms of borrowing; granting of pledges or other security interests in assets of the portfolio; use of futures to obtain market leverage.

         G.  Securities offered by the Adviser or its affiliates.

         H.  General partner interests.

         I. Direct investments in oil, gas, or other mineral exploration or development programs.

         J. Direct investments in real estate or interests in real estate; this does not preclude investment in purchases of securities of real estate investment trusts and other companies holding real estate or interests in real estate.

         K. Acquisition of securities of an issuer that would cause more than 5% of the portfolio to be invested in such securities.

         L. Acquisition of more than 5% of the outstanding shares of any class of equity securities.

         M. Acquisition of securities that would cause exposure to a single industry to exceed 25% of the portfolio at the time of purchase.

         N.  Commingled and registered mutual funds.

                    Exceptions to the above listed eligible investments and prohibited securities or practices may be permitted with prior consent from VIA.

III.     SECURITIES AND PRACTICES NOT OTHERWISE MENTIONED

         Any securities or practices not enumerated in Section I or Section II of these Investment Guidelines may be acquired or employed, as the case may be, but only if explicitly approved in advance by VIA.


IV.      PERFORMANCE BENCHMARK AND MONITORING CRITERIA

         The standards outlined in this section are subject to review by VIA as and when appropriate.

         A.       PERFORMANCE BENCHMARKS

                  The market benchmark for measuring investment performance over a market cycle for the Adviser is a blended stock/cash benchmark represented by a 60% allocation to the STANDARD & POOR'S 500 INDEX and a 40% allocation to the 91-DAY T-BILL RATE. This benchmark will measure the Adviser's performance net of Adviser fees.

         B.       PEER GROUPS

                  VIA will develop an appropriate peer group against which to compare investment performance. The peer group will consist of other managers with a similar investment approach. The managers within the peer group will be reviewed periodically for consistency of style and may be changed as and when deemed appropriate by VIA. Such changes will be communicated to the Adviser.

                  1. The peer group will consist primarily of mutual funds;
                     however, separate account managers may be included.

                  2. VIA will track relative net-of-fee performance quarterly and evaluate performance on a trailing one-, three-, and five-year basis.

                  3. VIA will compare the Adviser's net performance with the one-year mean return of the peer group.

              The current peer group consists of the following two managers:

                           Stagecoach Asset Allocation A
                           Zweig Managed Assets C

                                   SCHEDULE C
                      VANTAGEPOINT INVESTMENT ADVISERS, LLC


                                  FEE SCHEDULE
                                       FOR
                                AVATAR ASSOCIATES


The Advisor's quarterly fee shall be calculated based on the average daily market value of the assets under management as provided by the Custodian, based on the following annual rate.


                           $250 million              0.25 percent
                           Next $250 million         0.20 percent
                           Over $500 million         0.18 percent


EXAMPLE OF FEE CALCULATION (HYPOTHETICAL AMOUNTS)

         January 1, 1999               $190,000,000               End-of-Day Market Value
         January 2, 1999               $190,678,462               End-of-Day Market Value
         January 3, 1999               $190,796,123               End-of-Day Market Value
         . . .
         March 29, 1999                $194,512,214               End-of-Day Market Value
         March 30, 1999                $194,720,978               End-of-Day Market Value
         March 31, 1999                $194,901,556               End-of-Day Market Value

         Quarterly Daily Average       $192,601,555

         $100 million                  0.50 percent     $500,000
         Next $100 million             0.45 percent     $416,707
         Over $200 million             0.40 percent     --------
         Annual Fee                                     $916,707

         One-Fourth Annual Fee                          $229,177